EXHIBIT 10.1

BLAKE W. KRUEGER
SEPARATION AGREEMENT

This Separation Agreement (this "Agreement") is made and entered into as of this 13th day of March 2008, by and between Wolverine World Wide, Inc., a Delaware corporation (the "Company"), and Blake W. Krueger ("Executive").

RECITALS

          A.          The Company's Board of Directors (the "Board") has determined that it is fair and reasonable as to the Company and its shareholders, and in the best interests of the Company to provide Executive with added security in his employment.

          B.          In order to induce Executive to remain in its employ, the Company has entered into this Agreement with Executive.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as set forth below.

          1.          TERMINATION OF EXECUTIVE OTHER THAN FOR CAUSE. If the Company terminates Executive's employment with the Company at any time other than for Cause or if the Executive terminates Executive's employment with the Company for Good Reason at any time prior to two years following the initial existence of Good Reason, then the Company shall pay Executive the following (the "Termination Amounts"):

                    1.1.          All accrued and unpaid base salary payable to Executive by the Company for services rendered through the termination date, payable in a lump sum payment on the termination date.

                    1.2.          A separation payment equal to the Executive's base monthly salary as of the termination date multiplied by eighteen (18) (the "Separation Payment"), less applicable tax and other withholdings required by law. The Company will pay the Separation Payment in one lump sum payment within three (3) business days of the termination date. If (1) the Company's Board of Directors waive the Competitive Activity covenant in Section 16 of the Wolverine World Wide, Inc. Supplemental Executive Retirement Plan as provided for under Section 1.6 of this Agreement, and (2) the Executive begins new employment with a Competing Business within eighteen (18) months following the termination date, then for each month during such eighteen (18) month period when Executive is employed with a Competing Business, the Executive will repay to the Company the salary paid to Executive by the Competing Business in such month up to (but not exceeding) one-eighteenth of the Separation Payment less applicable tax and other withholdings required by law. For purposes of this provision, a "Competing Business" is (1) any of the fourteen companies included within the Company's "Peer Group" as defined and set forth in the Company's three year plan prior to the termination date, and (2) any business that is a direct competitor of a core business of the Company.

                    1.3.                    The Executive shall receive an Incentive Bonus payment under each Executive Short-Term Incentive Plan (Annual Bonus Plan) in which the Executive was participating on the termination date. The Company shall calculate and pay each Incentive Bonus according to the terms of the distribution provisions for retirement under the Annual Bonus Plans. For purposes of each such calculation, the retirement date shall be the Executive's termination date. By way of example only, if the Executive ceases to be a Participant (as defined in the Annual Bonus Plan) before the end of any fiscal year an award shall be paid to the Executive after the end of such fiscal year prorated as follows: the award, if any, for such fiscal year shall be equal to 100% of the Incentive Bonus that the Executive would have received if the Executive had been a Participant during the entire fiscal year, multiplied by the ratio of the Executive's full months as a Participant during that fiscal year to the 12 months in that fiscal year. The terms of each such Annual Bonus Plan shall control the calculation and distribution of each Incentive Bonus; provided, however, that the Executive's Incentive Bonus calculated under the Annual Bonus Plan shall not be reduced or eliminated and the requirement that the Executive shall have been a Participant for more than 6 months during a fiscal year before he may receive an Incentive Bonus for the year is hereby waived. In addition, the Company shall make a payment for the MBO component of the Executive's annual bonus by multiplying the MBO component (calculated as the Personal Goals percentage of the Executive's Target Annual Goals multiplied by the Bonus Opportunity for the Executive multiplied by the Executive's base salary amount) by 135% and then multiplying that amount by the same fraction determined by Section 1.3(2) above. By way of example only, if the Executive's Bonus Opportunity is 60%, his Personal Goals percentage 20%, and his base salary $700,000, then his MBO component would be 0.60 x 0.20 x $700,000 x 1.35 = $113,400, which would then be multiplied by the ratio of the Executive's full months prior to termination during the fiscal year to the 12 months in that fiscal year. The Incentive Bonus payment and the MBO component payment shall be made less applicable tax and other withholdings required by law.

In addition, if the Executive's termination date is prior to the date on which the Company will pay an Incentive Bonus under the Annual Bonus Plan for the fiscal year performance period prior to the fiscal year of termination, the Company also shall pay the Executive 100% of his Incentive Bonus for that prior fiscal year performance period as set forth in Section 6.2(a) of the Annual Bonus Plan plus the MBO component, less applicable tax and other withholdings required by law. For purposes of Section 6.2(b) of the Annual Bonus Plan, the Executive shall have retired under Section 6.2(a) of the Annual Bonus Plan.

The Company shall pay any amounts the Executive will receive under this Section 1.3 no later than the earlier of the date employees generally are paid such Incentive Bonus or the 15th day of the third month following the end of the fiscal year in which the termination date falls, and the payments shall be made less applicable tax and other withholdings required by law.

                    1.4.                    The Executive shall receive an Incentive Bonus payment for each uncompleted 3-year period under each Executive Long-Term Incentive Plan (3-Year Bonus Plan) in which the Executive was participating on the termination date. The payment for each uncompleted 3-year period under each 3-Year Bonus Plan shall be calculated and paid according to the terms of the distribution provisions for early retirement under the applicable 3-Year Bonus Plan. For purposes of each such calculation, the "retirement" date shall be the Executive's termination date. By way of example only, if the Executive ceases to be a Participant (as defined in the 3-Year Bonus Plan) under any 3-Year Bonus Plan before the end of any 3-year period an award shall be paid to the Executive after the end of such 3-year period prorated as follows: the award, if any, for such 3-year period shall be equal to 100% of the Incentive Bonus that the Executive would have received if the Executive had been a Participant (as defined in the 3-Year Bonus Plan) under the 3-Year Bonus Plan during the entire 3-year period, multiplied by the ratio of the Executive's full months as a Participant during that 3-year period to the total number of months in that 3-year period. The terms of each such 3-Year Bonus Plan shall control the calculation and distribution of each Incentive Bonus; provided, however, that the Executive's Incentive Bonus calculated under the 3-Year Bonus Plan shall not be reduced or eliminated and the requirement that the Executive shall have been a Participant for more than 12 months during a performance period before he may receive an Incentive Bonus for the period is hereby waived.

In addition, if the Executive's termination date is prior to the date on which the Company pays an Incentive Bonus under a 3-Year Bonus Plan for any completed 3-year period, the Company shall also pay the Executive 100% of his Incentive Bonus for that completed 3-year performance period as set forth in Section 6.2(a) of the 3-Year Bonus Plan. For purposes of Section 6.2(b) of the 3-Year Bonus Plan, the Executive shall have retired under Section 6.2(a) of the 3-Year Bonus Plan.

The Company shall pay any amounts the Executive will receive under this Section 1.4 no later than the earlier of the date employees generally are paid such Incentive Bonus or the 15th day of the third month following the end of the fiscal year in which the termination date falls, and the payments shall be made less applicable tax and other withholdings required by law.

                    1.5.          The Executive and his spouse and dependents will be eligible for retiree medical benefits to the extent the Company offers retiree medical benefits as of the termination date, as if the Executive retired on the termination date. The Executive shall be obligated to pay the premium for such retiree medical benefits for as long as the Executive continues such benefits; provided, however, that for a period starting on the day after the termination date and ending on the last day of the eighteenth (18th) month following the month in which the termination date falls the Executive's obligation to pay the premium shall be reduced by the amount that the Company will pay toward such coverage, which amount shall be equal to the amount of the medical coverage premiums paid on behalf of the Executive by the Company as of the termination date. In the event the Company does not offer retiree medical benefits as of the termination date or the Executive determines that he does not desire, at that time, to participate in the retiree plan, (a) the Executive and his spouse and dependants will be eligible for continued health care coverage, as permitted under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), provided the Executive timely elects pursuant to COBRA to continue receiving any group medical coverage and/or dental coverage; (b) the Company agrees to pay for the Executive's COBRA coverage following the termination date, for a period ending on the last day of the eighteenth (18th) month following the month in which the termination date falls; (c) the Company's obligation to pay for the Executive's COBRA coverage, however, shall be reduced by the amount that the Executive must pay toward such coverage, which shall be equal to the amount of the Executive's medical and/or dental coverage premiums as of the termination date; (d) the Executive will be required to pay his COBRA contributions directly to the Company's COBRA administrator each month; (e) at the end of the last day of the eighteenth (18th) month, any continuing COBRA coverage shall be at the Executive's sole election and expense; (f) to the extent that the Executive begins new employment on or before the end of the last day of the eighteenth (18th) month COBRA continuation period, the Executive shall immediately notify the Company of such employment; (g) in the event Executive becomes eligible for health care coverage through a new employer (without any pre-existing condition exclusions), the Executive shall either elect such coverage or pay the full COBRA premium amount under the Company plan; and (h) upon the Executive electing such coverage, the Company's obligation to pay for COBRA coverage shall immediately cease.

The Company may substitute for its current health insurance plan and retiree medical insurance plan such coverage and employee contribution requirements as are then being furnished by the Company to its similarly situated active employees.

                    1.6.          If the Company does not provide written notice to the Executive whereby the Company completely waives and releases the Executive from the Competitive Activity covenant set forth in Section 6.2 of the Wolverine World Wide, Inc. Supplemental Executive Retirement Plan ("SERP") and any other non-compete or non-solicitation covenants applicable to the Executive now or at any time in the future within forty-five (45) days of the termination date, then the Company shall pay the Executive an additional amount equal to his base monthly salary as of the termination date multiplied by thirty-six (36) in a lump sum, less applicable tax and other withholdings required by law, within fifty (50) days of the termination date. This Section 1.6 shall be in effect through and shall terminate at the earlier of (1) the Executive's voluntary termination of employment not for "good reason" or the termination of the Executive's employment for "cause," (2) the delivery of notice to the Executive waiving and releasing him from the Competitive Activity covenant set forth in Section 6.2 of the SERP, (3) the payment of the lump sum amount in lieu of providing the waiver and release, or (4) 11:59 pm on the Executive's 60th birthday if the Executive is employed by the Company on that date, after which this Section 1.6 shall no longer be in force and neither the Company nor the Executive shall have any obligations or benefits under this Section 1.6.

                    1.7.          The Executive will not be eligible for any stock awards or any other awards or grants of stock incentives after the termination date. Any restricted stock or restricted stock units or similar awards for which the restrictions have not lapsed by the termination date will have the restrictions lapse on the termination date in accordance with the governing "retirement" or "Acceleration Event" provision associated with the award, whichever is more favorable to the Executive. Any options or stock appreciation rights or other similar awards the Executive has as of the termination date will immediately vest on the termination date in accordance with the governing "retirement" or "Acceleration Event" provision associated with the award, whichever is more favorable to the Executive, and be exercisable during the remaining term.

                    1.8.          The Company will pay for outplacement assistance for the Executive through Right Management using the Professional Management Program for Senior Managers

and Directors or the equivalent program available at the Executive's termination date (or, in the event Right Management is unwilling or unable to provide such outplacement assistance, a program of similar content and quality offered through a comparable vendor) in a lump sum on the termination date equal to a period of twelve (12) months of such outplacement assistance.

          2.          TERMINATION FOR CAUSE. For purposes of this Agreement, termination for "Cause" shall mean termination by reason of:

                    2.1.          Any act or omission knowingly undertaken or omitted by the Executive with the intent of causing material damage to the Company, its properties, assets or business;

                    2.2.          Any intentional act of the Executive involving fraud, misappropriation or embezzlement, that causes material damage to the properties, assets, or funds of the Company or any of its subsidiaries;

                    2.3.          The Executive's repeated willful failure to substantially perform any of the significant duties as reasonably directed by the Board of Directors of the Company;

                    2.4.          The Executive's conviction (including any plea of guilty or nolo contendere) of any criminal act that (a) results in the Executive serving prison time and not being able to perform the normal duties of his position for more than thirty (30) days; or (b) causes material damage to the Company, its properties, assets or business; or

                    2.5.          The chronic or habitual use or consumption of drugs or alcoholic beverages that causes material damage to the Company, its properties, assets or business.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Company (1) provides the Executive with a notice from the Board specifying the grounds for a termination for cause (and in the case of grounds arising under Section 2.3, providing an opportunity to cure the conduct if such conduct is curable within thirty (30) days), and (2) a copy of a resolution adopted by an affirmative vote of not less than a majority of the independent directors of the Board at a meeting of the Board called and held for the purpose (after notice to the Executive and an opportunity for the Executive, with counsel, to be heard before the Board), finding that in the good faith opinion of the majority of the independent directors of the Board the Executive has been guilty of conduct set forth in Sections (2.1), (2.2), (2.3), (2.4) or (2.5) above, setting forth the particulars in detail. A determination of Cause by the Board shall not be binding upon or entitled to deference by any finder of fact in the event of a dispute, it being the intent of the parties that such finder of fact shall make an independent determination of whether the termination was for "Cause" as defined above.

          3.          GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean any of the following without the consent of the Executive:

                    3.1.          a material diminution in Executive's base compensation, which includes base salary reduction and/or changes which adversely affect Executive's participation in or opportunities under bonus plans or stock award programs of the Company and its subsidiaries (other than these implemented for the executive team as a whole);

                    3.2.          a material diminution in Executive's authority, duties, or responsibilities;

                    3.3.          a requirement that Executive report to a Company officer or employee instead of reporting directly to the Board; or

                    3.4.          a material change in the geographic location at which Executive must perform the services (not including a change in geographic location of the Company's headquarters and a majority of the other members of the Company's executive team).

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless and until the Executive provides the Company with a notice specifying the grounds for Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition of Good Reason (and providing an opportunity to cure the conduct within thirty (30) days thereafter).

          4.          NO MITIGATION OR OFFSET. Payment of any sum under this Agreement shall not be subject to any claim of mitigation nor shall the Company be entitled to any right of offset with respect thereto.

          5.          GENERAL RELEASE. Upon payment of all the Termination Amounts described above, Executive shall execute and deliver a Release Agreement in the form attached hereto as Exhibit A to the Company. If the Executive exercises his right to revoke the Release Agreement as set forth in Section 9 of the Release Agreement, he shall not be entitled to receive any of the Termination Amounts.

          6.          GENERAL PROVISIONS.

                    6.1.          NOTICES. All notices, requirements, requests, demands, claims or other communications hereunder shall be in writing. Any notice, requirement, request, demand, claim or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two (2) business days after having been sent by registered or certified mail, return-receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (iii) if sent through an overnight delivery service under circumstances by which such service guarantees next day delivery, the date following the date so sent:

If to the Company, to:	Wolverine World Wide, Inc. 9341 Courtland Drive Rockford, MI 49351 Attn: General Counsel

If to Executive, to:	Blake W. Krueger Executive's Home Address on File with the Company's Human Resources Department

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                    6.2.          ASSIGNMENT. This Agreement and the benefits hereunder are personal to Executive and are not assignable or transferable except by the law of descent and distribution. The Company may not assign this Agreement to any person, firm or company; provided however, that this Agreement and the benefits hereunder may be assigned by the Company to any corporation into which the Company may be merged or consolidated, and this Agreement and the benefits hereunder will automatically be deemed assigned to any such corporation.

                    6.3.          ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement, and supersedes and cancels any and all previous written or oral negotiations, commitments, understandings, agreements and any other writings or communications in respect of such subject matter. Notwithstanding the foregoing, this Agreement is separate from and does not supersede or cancel the Wolverine World Wide, Inc. Executive Severance Agreement between the Company and Executive dated April 17, 2007, as amended (the "Executive Severance Agreement").

                    6.4.          AMENDMENTS. This Agreement may be modified, amended, superseded or terminated only by a writing duly signed by both parties.

                    6.5.          SEVERABILITY. Any provision of this Agreement which is held invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                    6.6          NO WAIVER. Any waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or to deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                    6.7.          BINDING EFFECT. Subject to the provisions of Section 6.2, this Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their permitted assigns, successors and legal representatives.

                    6.8.          COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same document.

                    6.9.          GOVERNING LAW. This Agreement has been negotiated and entered into in the State of Michigan and shall be construed in accordance with the laws of the State of

Michigan. The Company and the Executive irrevocably agree and consent to the exclusive jurisdiction of the Circuit Court for Kent County, Michigan for the resolution of claims, disputes and controversies under this Agreement.

                    6.10          ATTORNEY'S FEES. If any contest or dispute shall arise under or related to this Agreement involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute regardless of the result thereof.

                    6.11.          OTHER ARRANGEMENTS. Notwithstanding anything herein to the contrary, the rights of, and benefits payable to, Executive, his/her estate, or his/her beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his/her estate, or his/her beneficiaries under any other employee benefit plan or compensation program of the Company, except that no benefits pursuant to any other employee plan or compensation program that become payable or are paid in accordance with this Agreement shall be duplicated by operation of this Agreement.

[SIGNATURE BLOCK ON NEXT PAGE]

IN WITNESS WHEREOF, the Company has caused this Separation Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first above written.

WOLVERINE WORLD WIDE, INC.

By:	/s/ David T. Kollat
	Title:	Lead Director

EXECUTIVE

/s/ Blake W. Krueger
Blake W. Krueger

EXHIBIT A

Release

EXHIBIT A

BLAKE W. KRUEGER
RELEASE AGREEMENT

          This Release Agreement (the "Agreement") is entered into by and between Wolverine World Wide, Inc. ("Company") and Blake W. Krueger (the "Executive"). The Company and the Executive agree as follows regarding the conclusion of Executive's employment with the Company.

          1.          CONCLUSION OF EMPLOYMENT. Effective as of [____________], (the "Termination Date"), the Executive hereby voluntarily resigns his position as President and Chief Executive Officer, and from all other offices which he holds at the Company or any of its affiliates or subsidiaries. All benefits not expressly addressed in this Agreement or which the Company is not obligated by applicable law to continue beyond the Termination Date, shall cease as of the Termination Date.

          2.          EXECUTIVE'S PAYMENT. Subject to the Executive fulfilling all of his obligations under this Agreement, the Company will pay the Executive the amounts and provide the benefits required under the Separation Agreement with the Company dated [_____] (the "Separation Agreement").

          3.          FUTURE COMMUNICATIONS. Should inquiries be made of the Company regarding the Executive's employment by the Company, the Company will limit the information it releases to the dates of his employment and the positions held, except to the extent it is otherwise required by law to release information regarding his employment.

          4.          NON-DISPARAGEMENT. The Executive shall not make disparaging remarks about the Company, its management or its operation in any conversation, correspondence or other communications with any Executives of the Company, its customers, vendors, suppliers or with the general public. The Executive understands and agrees that the commitment in this Section is a significant and material provision of this Agreement, and that the Company shall be entitled to immediately stop making any payments under this Agreement should the Executive fail to comply with this provision or any other provision of this Agreement.

          5.          RETURN OF PROPERTY. All documents, including memoranda, notes, records, reports, photographs, drawings, plans, papers, or other documents, samples or analyses, or electronically stored information, whether or not they contain Confidential Information, are the property of the Company and must be returned to the Company on or before the Termination Date. The Executive shall return to the Company all of its property in his possession, including, but not limited to, keys, office equipment, credit cards, personal computers, files, correspondence, customer lists, business notes, documents and all other materials relating to the Company's business on or before the Termination Date. The Executive agrees not to keep photocopies, facsimiles or electronically stored forms of any Company materials.

          6.          INTERPRETATION BY COURT. If any provision of this Agreement as applied to the Company or Executive or to any circumstance shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, that provision and determination shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The Company and the Executive agree that the provisions of this Agreement are reasonable and they intend this Agreement to be enforced as written. If, however, any provision, or part any part of a provision is held to be unenforceable because of its duration or the types of activities restricted by it, all parties agree that a Court of competent jurisdiction making such determination shall have and should exercise the power to (1) reduce the duration of the provision or types of activities restricted to the maximum duration permitted by applicable law; (2) delete specific words or phrases; and (3) enforce the provision in its reduced form.

          7.          WAIVER AND RELEASE. In consideration of the payments and benefits set forth herein, Executive hereby releases, waives, and forever discharges the Company and each of its affiliates, operating divisions, officers, directors, shareholders, Executives, agents, professionals, and other representatives from all claims, demands, obligations, damages, and liabilities of every kind and nature and form all actions and causes of action which Executive may now have or may have or maintain hereafter against any of them whether in law, or in equity, known or unknown, arising in any way out of Executive's employment with the Company.

(a)          INCLUDED STATUTES. This Release and Waiver includes but is not limited to, any and all claims, including claims arising under the Civil Rights Act of 1964, the Executive Retirement Income Security Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Michigan's Elliot-Larsen Civil Rights Act, the Michigan Persons With Disabilities Civil Rights Act, and all other relevant local, state and federal statutes.

(b)          INCLUDED CLAIMS. This Agreement also includes, but is not limited to, all claims for past due or future wages, severance pay, bonuses, vacation pay, medical insurance, life or disability insurance, and other benefits (except vested retirement benefits) and all claims for violation of any express or implied agreement, written or verbal, that occurred before the execution of this Agreement, or for any violation of any common law duty or statute.

(c)          EXCLUDED CLAIMS. Executive does not waive rights or claims that may arise after the Effective Date of this Agreement. This waiver and release shall not constitute a waiver or release by the Executive of any of his rights to file a discrimination complaint/charge with any local, state, or federal agency.

(d)          EXCEPTIONS TO RELEASE. This release shall not constitute a waiver or release by the Executive of his entitlement to any payments or benefits described in this Agreement, the Separation Agreement or any other contract, agreement or plan in which Executive participates or pursuant to which Executive is entitled to any benefits including, without limitation, the Wolverine World Wide, Inc. Supplemental Executive Retirement Plan or any right by the Executive to be indemnified by the Company as provided by statute, the Company's By-Laws, or any Directors and Officers liability insurance policy maintained by the Company for any acts or omissions during the term of his employment to the same extent he would have had the right to be indemnified absent this release.

2

          8.          OPPORTUNITY FOR REVIEW AND CONSULTATION. The Executive acknowledges having read this Agreement and understands all of its provisions. The Executive knowingly and voluntarily agrees to all of the terms and provisions of this Agreement. The Executive acknowledges that he has had twenty-one (21) days to enter into this Agreement. If this Agreement was executed prior to the expiration of the twenty-one (21) day deliberation period, the Executive warrants such execution was voluntary and without coercion by the Company. The Company encourages Executive to consult with an attorney regarding this Agreement. The Executive acknowledges that he has either consulted with an attorney regarding this Agreement or has intentionally chosen not to exercise the right to do so.

          9.          REVOCATION PERIOD. Executive has seven (7) days after signing this Agreement to revoke the Agreement and the Agreement will not be effective until that revocation period has expired ("Effective Date.") Notice of revocation shall be in a signed document delivered to the Company's General Counsel before the expiration of the revocation period.

          10.        DISCLOSURES AND SUBPOENA. The Executive agrees that the Executive will not, directly or indirectly, and without the Company's prior written consent, voluntarily provide information, documents, or statements to any entity or person, including current or former Executives of the Company (except the Executive's counsel, tax preparer, and immediate family) regarding: (a) any other person's employment with, or termination of employment from, the Company; or (b) any information or documents concerning the Company. In the event that a subpoena or other lawful process is properly served upon the Executive requiring production or disclosure of information or documents concerning the foregoing matters, the Executive shall promptly notify the Company, in accordance with the Notices provisions detailed herein, and shall provide it with copies of any subpoena or other process served upon the Executive. The Executive shall thereafter make such documents available to the Company for inspection and copying at a reasonable time and place designated by the Company prior to their production. In the event that the subpoena or other process requires testimony or statements from the Executive, the Executive agrees to meet, telephonically or in person, with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to giving the testimony or the production of documents, for the purpose of discussing the same. Nothing herein shall give the Company the right to control or dictate the content of any testimony given by the Executive, or any documents produced by the Executive pursuant to subpoena or other lawful process. It is understood that the Executive shall provide all information lawfully required of the Executive, but shall not waive any matters of attorney-client privilege without the Company's express consent. In the event that the Company requires any information or testimony from the Executive in connection with any claim made against the Company, or any claims made by the Company against persons or entities not party to this Agreement, the Executive agrees to cooperate fully with and without cost to the Company, including: (a) appearing at any deposition, trial, hearing or arbitration; (b) meeting telephonically or in person with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to the giving of testimony, for the purpose of discussing such testimony; and (c) providing the Company with any relevant documentation in the Executive's custody, control or possession. The Company will, however, pay for or reimburse the Executive for any reasonable expenses, not including attorneys fees, he incurs in connection with such cooperation provided that the Company has agreed in advance to such expenses.

3

          11.          FUTURE COOPERATION. The Executive agrees that, in the future, he will cooperate with the Company and will execute such documents that the Company requests in order to fulfill his obligations hereunder.

          12.          GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Michigan. The Company and the Executive irrevocably agree and consent to the exclusive jurisdiction of the Circuit Court for Kent County, Michigan for the resolution of claims, disputes and controversies under this Agreement.

          13.          ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter of this Agreement and supersedes all earlier agreements and understandings, oral and written, between the parties other than the Separation Agreement.

WOLVERINE WORLD WIDE, INC.

By:

EXECUTIVE

Blake W. Krueger

4